Exhibit 10.1

FIFTH AMENDMENT TO

HADDRILL EMPLOYMENT AGREEMENT

This Fifth Amendment to the Employment Agreement (the “Fifth Amendment”) is made and entered into as of October 22, 2008 (the “Effective Date”), by and between Bally Technologies, Inc., a Nevada corporation (the “Company”), and Richard Haddrill (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004, as amended on December 22, 2004, June 13, 2005, June 20, 2006 and February 13, 2008 (as amended, the “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Haddrill desire to amend the Employment Agreement in accordance with and subject to the terms and conditions of this Fifth Amendment.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             The Company and Haddrill agree that the following sentence shall be added at the end of Section 2(a) of the Employment Agreement:

“For so long as Haddrill remains in continuous service with the Company, he shall serve on such committees or subcommittees, and/or assist with such initiatives as may be reasonably requested of him by the Board of Directors.”

2.             During the term of the Employment Agreement: (i) Haddrill will continue to receive the compensation and benefits currently provided to him on the terms and conditions set forth in Sections 4(a) and (b) of the Employment Agreement and (ii) Haddrill’s base salary will remain at $998,000 per year through December 31, 2010 and shall be reduced to $375,000 per year for the calendar year beginning January 1, 2011.

3.             On October 17, 2008, the Company granted Haddrill additional non-statutory stock options (the “Additional Options”) to acquire 50,000 shares of the Company’s common stock under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”).  The Additional Options shall be granted at an exercise price per share equal to the closing price of the stock on the grant date. The Additional Options shall vest and be subject to the terms and conditions set forth in the Plan and on Schedule A-3.

4.             On October 17, 2008, the Company granted Haddrill a number of restricted stock units under the Plan (the “Additional Restricted Stock Units”) having a value equal to $1.7 million dollars, as calculated in accordance with Schedule B-3 hereto.  The Additional Restricted Stock Units shall vest and be subject to the terms and conditions set forth in the Plan and on Schedule B-3 hereto.

5.             Except as expressly modified by this Fifth Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Fifth Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Name:	Mark Lerner
Title:	Secretary

/s/ Richard Haddrill
Richard Haddrill

[Signature Page to Fifth Amendment to Haddrill Employment Agreement]

Schedule A-3

ADDITIONAL OPTIONS

1.             The Additional Options shall vest in full on December 31, 2010, so long as Haddrill remains in continuous service with the Company through the earlier of (i) December 31, 2010 or (ii) the date of the Company’s annual meeting of stockholders that follows the Company’s fiscal year ending June 30, 2010.

2.             Once the Additional Options become vested and exercisable hereunder, they shall remain exercisable until the seventh anniversary of the date of grant thereof without regard to whether Haddrill remains in continuous service with the Company through such date.

3.             In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement): (i) if such Change of Control is consummated on or prior to January 1, 2009, and, within one year following such Change of Control Haddrill’s service with the Company (or any successor) is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, the Additional Options shall become immediately and fully vested and exercisable effective as of immediately prior to the date of such termination of service and (ii) if such Change of Control is consummated after January 1, 2009, the Additional Options shall become immediately and fully vested and exercisable effective as of immediately prior to such Change of Control.

4.             Once the Additional Options become vested and exercisable hereunder, they shall remain exercisable until the seventh anniversary of the date of grant thereof without regard to whether Haddrill remains in continuous service with the Company through such date.

5.             Except as described in this Schedule A-3, upon a termination of Haddrill’s service with the Company (or any successor) for any reason, the unvested portion of the Additional Options at the time of such termination of service (after giving effect to the accelerated vesting, if any, described in this Schedule A-3, if any) shall terminate effective as of the date of termination.

Schedule B-3

ADDITIONAL RESTRICTED STOCK UNITS

1.             The number of shares of common stock subject to the Additional Restricted Stock Units was determined by dividing $1.7 million dollars by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant.

2.             The Additional Restricted Stock Units shall vest in full on December 31, 2010, so long as Haddrill remains in continuous service with the Company through the earlier of (i) December 31, 2010 or (ii) the date of the Company’s annual meeting of stockholders that follows the Company’s fiscal year ending June 30, 2010.

3.             If Haddrill’s employment with the Company is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, and such termination occurs after January 1, 2009, in addition to the other compensation and benefits provided under the Employment Agreement, the vesting of the Additional Restricted Stock Units will accelerate in full as of the termination date.

4.             In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement): (i) if such Change of Control is consummated on or prior to January 1, 2009, and, within one year following such Change of Control Haddrill’s service with the Company (or any successor) is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, the Additional Restricted Stock Units shall become immediately and fully vested and exercisable effective as of immediately prior to the date of such termination of service and (ii) if such Change of Control is consummated after January 1, 2009, the Additional Restricted Stock Units shall become immediately and fully vested and exercisable effective as of immediately prior to such Change of Control.

5.             Each vested Additional Restricted Stock Unit represents Haddrill’s right to receive one share of the Company’s common stock on the applicable vesting date (subject to the terms and conditions of the Plan, including the satisfaction of any tax withholding obligations).

6.             Except as described in this Schedule B-3, upon a termination of Haddrill’s service with the Company (or any successor) for any reason, the unvested portion of the Additional Restricted Stock Units at the time of such termination of service (after giving effect to the accelerated vesting, if any, described in this Schedule B-3, if any) shall be forfeited effective as of the date of termination.